UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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UNIFIRST CORPORATION
(Name of Registrant as Specified In Its Charter)

ENGINE CAPITAL LP

ENGINE JET CAPITAL, L.P.

ENGINE LIFT CAPITAL, LP

ENGINE AIRFLOW CAPITAL, L.P.

ENGINE CAPITAL MANAGEMENT, LP

ENGINE CAPITAL MANAGEMENT GP, LLC

ENGINE INVESTMENTS, LLC

ENGINE INVESTMENTS II, LLC

ARNAUD AJDLER

Michael A. Croatti

Michael A. Croatti Jr.

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Engine Capital LP, together with the other participants named herein (collectively, “Engine”), has filed a preliminary proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Engine’s slate of director nominees at the 2026 annual meeting of shareholders (the “Annual Meeting”) of UniFirst Corporation, a Massachusetts corporation (the “Company”).

On November 25, 2025, Engine issued the following press release and open letter:

Engine Capital Issues Open Letter to the Trustees Controlling UniFirst Corporation

Calls on Carol Croatti, Matthew Croatti, Cynthia Croatti, and Cecelia Levenstein to Finally Meet with One of the Company’s Largest Independent Common Shareholders

Emphasizes the Need for the Board to Explore a Sale of the Company to Secure UniFirst’s Future for the Benefit of Employees, Customers, and Shareholders

Asks the Trustees to Step Back and Consider Whether Their Stewardship Is Destroying Aldo and Ron Croatti’s Legacies and Tarnishing the Croatti Family Name

NEW YORK--(BUSINESS WIRE)--Engine Capital LP (together with its affiliates, “Engine” or “we”), a top five independent common shareholder of UniFirst Corporation (NYSE: UNF) (“UniFirst” or the “Company”) with ownership of approximately 3.2% of the Company’s outstanding shares of common stock, today released the following open letter to the Company’s trustees: Carol Croatti, Matthew Croatti, Cynthia Croatti, and Cecelia Levenstein. The decision to publicly release the letter follows several attempts by Engine to engage privately and in good faith with the Company’s trustees and Board of Directors (the “Board”) regarding the urgent need to strengthen the Board and pursue a value-maximizing sale of UniFirst.

***

November 25, 2025

UniFirst Corporation

68 Jonspin Road

Wilmington, Massachusetts 01887

Attention: Ms. Carol Croatti, Mr. Matthew Croatti, Ms. Cynthia Croatti, and Ms. Cecelia Levenstein

Dear Trustees,

As you know, Engine has made repeated attempts to engage privately with you regarding the future of UniFirst and the need to strengthen the Board. Regrettably, you have consistently declined to respond to our communications, leaving us no choice but to make our concerns public. Despite “Respect for Others” being one of UniFirst’s core values, you have shown extreme disregard for your shareholders. Your lack of engagement with Engine is no different.

You should know that in addition to nominating Michael Croatti (your stepson, half-brother, and nephew, respectively) and myself, we have suggested to the Board a third highly qualified director candidate who we believe would bring an important perspective to the Board. This individual has a proven track record of value creation as well as deep governance and capital allocation experience. To demonstrate flexibility, we communicated that we would support expanding the Board to eight directors to accommodate this candidate, a reasonable compromise that we believe would benefit all stakeholders. These discussions remain ongoing, and we remain committed to a constructive path forward.

As part of our due diligence before investing in UniFirst, we spoke with over a dozen former senior executives who worked closely with the Company’s late former CEO, Ron Croatti, your late husband, late father, and late brother, respectively. While no one can speak for Ron, there was a remarkable consistency in employees’ recollections of what mattered to him: winning in the marketplace, making smart financial decisions for the benefit of the family – especially his children – and keeping his family united. Today, under your stewardship, UniFirst is losing ground competitively, which harms employees and customers. Poor financial judgment has cost you extraordinary value – the Croatti family would be hundreds of millions of dollars wealthier today had you and the Board properly handled the recent approach by Cintas Corporation (“Cintas”). Not surprisingly, this has caused significant divisions within the family. Every former UniFirst executive we consulted believes a sale is the optimal path and the only viable alternative. No one understands the family’s current approach. Several noted their belief that personal desire for control by certain members of the family or management, rather than shareholder value, is now driving the decision-making process. Lastly, many of these individuals were explicit in their belief that Ron would be devastated by the current state of family discord surrounding UniFirst and its future.

History will judge your tenure as stewards of UniFirst harshly. Aldo founded the business. Ron transformed UniFirst into a formidable competitor and an industry leader. Under your stewardship, however, the Company has lost its way. Whether fair or unfair, your leadership era will be remembered as a period of stagnation and decline that we think many will view as having destroyed Aldo and Ron’s legacies and tarnished the Croatti family name. The numbers don’t lie. Since Ron’s passing more than eight years ago, UniFirst’s stock price has been essentially flat, while Cintas’ shares have risen almost five-fold over the same period. That divergence represents a profound loss of value, not just for public shareholders, but for the Croatti family itself.

It is not too late to change the course of history. You and the Board still have an opportunity to make things right. Shareholders, Wall Street analysts, and we suspect your own management team and directors understand that UniFirst has no realistic standalone path to achieve the valuation a strategic buyer could pay today. As detailed in the 11-page letter we sent privately to you and the Board on October 31, 2025, even if management’s strategic initiatives were executed successfully, UniFirst’s standalone value would remain meaningfully below what a buyer could offer, due to substantial synergies. And we urge you to view management’s turnaround assurances with significant skepticism: the same team responsible for years of operational missteps now insists it can fix the business. Despite what management may claim, pursuing the current standalone plan is likely to result in further underperformance, market share losses, employee departures, workforce layoffs, declining morale, and continued value destruction.

While Ron would never have allowed the business to deteriorate to its current state, we suspect that at this point he would not have hesitated to pursue a sale because it is the right outcome for all UniFirst’s stakeholders – customers, employees, and shareholders alike. No one wants to be on the losing team. A sale of the Company to the right buyer would place UniFirst back on the winning side – and winning was everything to Ron. A sale would usher in a new era of success for every stakeholder of the Company. It would also be the smart financial outcome for Ron’s family. And, perhaps most importantly, a transaction would put an end to the internal divisions and infighting that have taken root within the family. Making the right financial decisions, taking care of his family, doing right by UniFirst, and protecting his legacy were what we believe Ron dedicated his life to.

We note that the Company filed its definitive proxy statement yesterday and, shamefully, scheduled a virtual-only annual meeting for December 15, 2025, which is just three weeks away. Not only does holding a virtual-only meeting stand in stark contrast to the prevailing market practice of in-person meetings for contested elections, but UniFirst has always held its meetings in person at the corporate headquarters in Wilmington, MA – other than the 2021 annual meeting during the throes of the pandemic. We cannot think of another public company board that has so brazenly advanced the date of its annual meeting in an election contest. This date is also materially earlier than the Company’s historical cadence of holding annual meetings in mid-January.

This manipulation of the annual meeting timing demonstrates a blatant disregard for the Company’s shareholders and the shareholder franchise. The Board’s actions have been designed to favor and protect the trustees at the expense of shareholders, much like how the Board rejected the cash-rich premium offer from Cintas earlier this year. We question whether you have been manipulating the independent directors to act in a manner that could be violative of their fiduciary duties under Massachusetts law.

It is difficult to reconcile this decision with the professional profiles of the directors who approved it. Incoming Chair Joseph M. Nowicki, a former CFO of Beacon Roofing Supply, Inc.; Sergio A. Pupkin, formerly a senior executive at Sealed Air Corporation (NYSE: SEE); Raymond C. Zemlin, a Goodwin Procter LLP attorney who – according to his firm’s website – advises companies on governance; Cecilia McKenney, Senior Vice President and Chief Human Resources Officer at Quest Diagnostics Incorporated (NYSE: DGX); and Michael Iandoli all present themselves as seasoned governance-minded professionals. Yet this group endorsed (i.) an unusually accelerated meeting date, (ii.) a virtual-only format, and (iii.) a process that leaves shareholders with minimal time between the filing of the definitive proxy and the vote.

These choices go against the most basic tenets of good governance, transparency, and shareholder democracy. Regardless of how one views the ongoing proxy contest, no credible governance framework supports shrinking the shareholder franchise through timing maneuvers and virtual-only access in the middle of a disputed election. Directors who approve such tactics should be barred from serving on public company boards.

We reiterate our request to meet with you as soon as possible. Rather than engaging in a multi-year public battle – a process that will inevitably end with representatives for all common shareholders being elected to the Board at the contested 2028 annual meeting – we believe it would be far more constructive to work together now, add a shareholder representative immediately, and focus on maximizing the value of the Croatti family’s life’s work.

Sincerely,

Arnaud Ajdler

Managing Member

Engine Capital LP

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engine Capital LP (“Engine Capital”), together with the other participants named herein (collectively, “Engine”), has filed a preliminary proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2026 annual meeting of shareholders of UniFirst Corporation, a Massachusetts corporation (the “Company”).

ENGINE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A BLUE UNIVERSAL PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Engine Capital, Engine Jet Capital, L.P. (“Engine Jet”), Engine Lift Capital, LP (“Engine Lift”), Engine Airflow Capital, L.P. (“Engine Airflow”), Engine Capital Management, LP (“Engine Management”), Engine Capital Management GP, LLC (“Engine GP”), Engine Investments, LLC (“Engine Investments”), Engine Investments II, LLC (“Engine Investments II”), Arnaud Ajdler, Michael A. Croatti and Michael A. Croatti Jr. (collectively, the “Participants”).

As of the date hereof, Engine Capital directly beneficially owns 360,123 shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Company. As of the date hereof, Engine Jet directly beneficially owns 32,490 shares of Common Stock. As of the date hereof, Engine Lift directly beneficially owns 37,258 shares of Common Stock. As of the date hereof, Engine Airflow directly beneficially owns 30,000 shares of Common Stock. Engine Management, as the investment manager of each of Engine Capital, Engine Jet, Engine Lift and Engine Airflow, may be deemed the beneficial owner of the 459,871 shares of Common Stock owned directly by Engine Capital, Engine Jet, Engine Lift and Engine Airflow. Engine GP, as the general partner of Engine Management, may be deemed the beneficial owner of the 459,871 shares of Common Stock owned directly by Engine Capital, Engine Jet, Engine Lift and Engine Airflow. Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 392,613 shares of Common Stock owned directly by Engine Capital and Engine Jet. Engine Investments II, as the general partner of each of Engine Lift and Engine Airflow, may be deemed the beneficial owner of the 67,258 shares of Common Stock owned directly by Engine Lift and Engine Airflow. Mr. Ajdler, as the Managing Partner of Engine Management, and the Managing Member of each of Engine GP, Engine Investments and Engine Investments II, may be deemed the beneficial owner of the 459,871 shares of Common Stock directly owned by Engine Capital, Engine Jet, Engine Lift and Engine Airflow. As of the date hereof, Mr. Croatti directly beneficially owns (i) 2,401 shares of Common Stock, of which 806 shares are held in an IRA account and (ii) 42,792 shares of Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), of the Company. In addition, Mr. Croatti may be deemed to beneficially own, in the aggregate, 14,008 shares of Class B Common Stock held by certain trusts for which Mr. Croatti is a trustee, of which 7,004 shares of Class B Common Stock he shares beneficial ownership over with Mr. Croatti Jr. As of the date hereof, Mr. Croatti Jr. directly beneficially owns 354 shares of Common Stock. In addition, Mr. Croatti Jr. may be deemed to beneficially own 7,004 shares of Class B Common Stock held in a trust of which he is a beneficiary, and with respect to which he shares beneficial ownership with Mr. Croatti, as the trustee of such trust.

About Engine Capital

Engine Capital LP is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Contacts

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